Exhibit 5

4000 One Williams Center

Tulsa, Oklahoma 74172

918.586.5711 Phone

918.586.8982 Fax

www.cwlaw.com

December 3, 2010

SemGroup Corporation

6120 S. Yale Avenue, Suite 700

Tulsa, OK 74136-4216

Re:	Registration Statement on Form S-8

SemGroup Corporation Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for SemGroup Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 2,774,135 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Shares”), issuable under the SemGroup Corporation Equity Incentive Plan (the “Plan”).

We have examined and are familiar with an original or copy, the authenticity of which has been established to our satisfaction, of the Plan and all such documents, corporate records, and other instruments as we have deemed necessary to express the opinion herein set forth. In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed. We have also assumed that the consideration to be received for each of the Shares will equal or exceed the par value per share of the Class A Common Stock.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and acquired or paid for pursuant to and in accordance with the terms of the Plan and applicable authorized forms of agreement thereunder, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and judicial decisions interpreting those laws as of the date of this opinion.

We hereby consent to the Company’s filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Conner & Winters, LLP